                      VWR SCIENTIFIC PRODUCTS CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of VWR Scientific Products Corporation will be held at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, on April 29, 1999, at 11:00 a.m. for the following purposes:

  1. To elect four Directors.

  2. To ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1999.

  3. To transact such other business as may properly come before the Meeting.

  Only shareholders of record at the close of business on March 16, 1999 are entitled to notice of, and to vote at, this meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   /s/ David M. Bronson

                                                     DAVID M. BRONSON
                                               Senior Vice President Finance
                                                  Chief Financial Officer
                                                  and Corporate Secretary

West Chester, Pennsylvania
April 6, 1999

Each shareholder is urged to sign and return promptly the accompanying proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States.

                            VWR Scientific Products

Dear Shareholder:

  You are cordially invited to attend the VWR Scientific Products Corporation Annual Meeting of Shareholders to be held at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, on April 29, 1999, at 11:00 am. At the Meeting, we will report on the operations of the Corporation and respond to any questions you may have.

  Your Board of Directors recommends that you vote to re-elect four Directors whose terms of office will expire this year and ratify the selection of Ernst & Young LLP as our independent auditors. These matters are described more fully in the formal notice of annual meeting and proxy statement which appear on the following pages.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, it is important that your shares be represented. Therefore, I urge you to sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope. If you attend the Meeting, you will, of course, have the privilege of voting in person.

  I look forward to greeting you personally; and on behalf of the Board of Directors and management of the Corporation, I would like to express our appreciation for your interest in VWR Scientific Products Corporation.

                                          Sincerely,

                                                   /s/ Jerrold B. Harris
                                                     JERROLD B. HARRIS
                                               President and Chief Executive
                                                          Officer

West Chester, Pennsylvania
April 6, 1999

                      VWR SCIENTIFIC PRODUCTS CORPORATION

                               CORPORATE OFFICES
                              1310 GOSHEN PARKWAY
                       WEST CHESTER, PENNSYLVANIA 19380

                               ----------------

 PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 1999

                               ----------------

  This proxy statement and accompanying proxy, which are being mailed to shareholders on or about April 6, 1999, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of VWR Scientific Products Corporation (the "Corporation," "Company" or "VWR") to be voted at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m. on April 29, 1999 at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Secretary of the Corporation at 1310 Goshen Parkway, West Chester, Pennsylvania 19380; by submission of a proxy with a later date; or by a request in person to return the executed proxy.

  The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $4,000. The cost of solicitation of proxies is to be borne by the Corporation.

  Shareholders of record at the close of business on March 16, 1999, will be entitled to vote at the meeting. On March 16, 1999, there were 28,962,527 Common Shares outstanding.

  Each Common Share is entitled to one vote on all matters to come before the Annual Meeting, except that, because of the existence of a "40% Shareholder" (as defined in VWR's Articles of Incorporation) as discussed below in this proxy statement, shareholders have the right to cumulate their votes in the election of Directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of Directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and the number of votes you wish to cast for each nominee.

  In the election of Directors, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the Meeting will be elected Directors. Ratification of the selection of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "specified non-vote"), the shares represented by such proxy will not be voted on such matter. Accordingly, abstentions and specified non-votes will have no effect on the vote for election of Directors or the ratification of Ernst & Young LLP as independent auditors.

                             ELECTION OF DIRECTORS

  Your Corporation has a classified Board of eleven Directors. Directors are elected for terms of three years in two classes of four and one class of three. This year, Messrs. James W. Bernard, Richard E. Engebrecht, Dieter Janssen, and Stephen J. Kunst all of whom are current Directors, have been nominated to be re-elected for a term which expires in 2002.

  The Board of Directors recommends a vote FOR the election of, and unless you indicate otherwise, your signed proxy will be voted for the election of these nominees (in equal amounts or cumulatively as the persons voting the proxies may determine). The Board of Directors expects that each of the nominees will be available for election; but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors of the Corporation.

  Merck KGaA, Darmstadt, Germany, through its affiliates EM Laboratories, Incorporated ("EML") and Merck Labor GmbH, is the beneficial owner of 49.89% of the Company's issued and outstanding Common Shares as of March 16, 1999. An affiliate of EML holds a $135 million debenture of the Company. EML and its direct parent, EM Industries, Incorporated ("EMI") are parties to a Standstill Agreement with the Company, pursuant to which EML and EMI agreed that they and their affiliates would not, subject to certain specified exceptions, increase their beneficial ownership of the Company's Common Shares above 49.89% without prior consent of the Company.

  Pursuant to the Standstill Agreement, VWR is required annually to cause representatives of EML to be nominated for election to the Board so as to provide EML with Board representation, rounded down to the next whole number, which is commensurate with the proportion of Common Shares of VWR owned by EML and its affiliates. EML is also entitled to be represented on any committee of the Board. Five members of VWR's current Board, which consists of eleven Directors, are representatives of EML. Two of the nominees for election at the Annual Meeting, Dieter Janssen and Stephen J. Kunst, Esq., are designees of EML. Of the Directors whose terms will continue after the Annual Meeting, Wolfgang Honn, Walter W. Zywottek and Dr. Harald J. Schroder are serving as designees of EML. The Standstill Agreement obligates EML to vote its common shares for the election of its designated nominees and for the election of those persons nominated by VWR's Directors who are not affiliated with EML.

  During 1998, in the ordinary course of VWR's business, VWR purchased $44 million of inventory from affiliates of Merck KGaA. Merck KGaA and its affiliates manufacture and distribute pharmaceutical, laboratory, and chemical products.

Nominees for Election
---------------------

  JAMES W. BERNARD--Mr. Bernard, 61, retired, is Chairman of the Board of Directors of Bonneville Pacific Corp, an oil and gas production and cogeneration company. Mr Bernard was President and Chief Executive Officer of Univar Corporation, a distributor of industrial chemicals, from 1986 to October 1995. Mr. Bernard is on the Board of Directors of Hatch & Kirk, Inc., a marine and rail power systems company. Mr. Bernard has been a Director of the Corporation since 1988.

  RICHARD E. ENGEBRECHT--Mr. Engebrecht, 72, is Chairman of the Board of PrimeSource Corporation ("PrimeSource"), a distributor of graphic arts equipment and supplies. He was Chairman of the Board of Momentum Corporation ("Momentum"), a distributor of photographic and graphic arts equipment and supplies from January 1, 1993 until it merged with PrimeSource on September 1, 1994. Mr. Engebrecht has been a Director of the Corporation since 1986.

  DIETER JANSSEN--Mr. Janssen, 56, is Group Vice President--Finance and Chief Financial Officer of EMI. Since 1994, Mr. Janssen has been the Divisional Manager of Purchasing and Controlling for MEPRO, an affiliate of Merck KGaA. From 1988 to 1994, Mr. Janssen was Chief Financial Officer of Merck S.A., Caracas, Venezuela, an affiliate of Merck KGaA. Mr. Janssen has been a Director of the Corporation since 1996.

  STEPHEN J. KUNST, Esq.--Mr. Kunst, 50, is Vice President and, since 1995, has been General Counsel of EMI and a Director of EMI and EML. From 1989 through 1995, Mr. Kunst served as Vice President--Administrative Services of EMI. Mr. Kunst has been a Director of the Corporation since 1995.

Continuing Directors -- Term Expires in 2000
--------------------------------------------

  WOLFGANG HONN--Mr. Honn, 61, is a Partner and, since 1981, has been a member of the Executive Board of Merck KGaA. Mr. Honn has been a Director of the Corporation since 1995.

  EDWARD A. MCGRATH, JR.--Mr. McGrath, 68, has been Chairman of the Board of the Corporation since November 1996. He was President, Chief Executive Officer and Chairman of Graybar Electric Company, Inc., an electrical distributor, from 1989 to July 1995. Mr. McGrath has been a Director of the Corporation since 1992.

  N. STEWART ROGERS--Mr. Rogers, 69, has been Chairman of the Board of Directors of PENWEST since February 1990. He is a Director of Fluke Corporation, a manufacturer of electronic testing tools; U.S. Bancorporation, a bank holding company; Penford Corporation, a manufacturer of carbohydrate-based specialty chemicals; and Royal Pakhoed NV, a logistics and distribution company. Mr. Rogers has been a Director of the Corporation since 1986.

Continuing Directors -- Term Expires in 2001
--------------------------------------------

  JERROLD B. HARRIS--Mr. Harris, 56, was elected President and Chief Executive Officer of VWR effective March 1, 1990. He is a Director of the Provident Institutional Funds, Institutional Money Market Fund. Mr. Harris has been a Director of the Corporation since 1988.

  DONALD P. NIELSEN--Mr. Nielsen, 60, retired, was founder, President, Chief Executive Officer, and Chairman of Hazleton Corporation, a biological and chemical research and testing company, headquartered in Herndon, Virginia. Mr. Nielsen has been a Director of the Corporation since 1988.

  DR. HARALD J. SCHRODER--Dr. Schroder, 60, has been a Partner and member of the Executive Board of Merck KGaA since 1990 and is currently serving as Vice Chairman of the Executive Board. Dr. Schroder has been a Director of the Corporation since 1995.

  WALTER W. ZYWOTTEK--Mr. Zywottek, 51, is Managing Director, Merck Eurolab N.V., Belgium. Mr. Zywottek had served as President and Chief Executive Officer of EMI and EML until April, 1998. Since 1991, Mr. Zywottek has served as Director and General Manager of the Pigments and Cosmetics Division of Merck KGaA. Mr. Zywottek has been a Director of the Corporation since 1995.

        OWNERSHIP OF VWR SCIENTIFIC PRODUCTS CORPORATION COMMON SHARES

                                      Amount and Nature of
                                           Beneficial
                                          Ownership of           Percent of
                                          Common Shares         Class as of
Directors                           as of January 31, 1999(1) January 31, 1999
---------                           ------------------------- ----------------
NOMINEES FOR ELECTION
  James W. Bernard                             90,718(2)               *
  Richard E. Engebrecht                        95,640                  *
  Dieter Janssen                                  -- (3)             --
  Stephen J. Kunst, Esq.                          -- (3)             --
CONTINUING DIRECTORS--TERM EXPIRES
 IN 2000
  Wolfgang Honn                                   -- (3)             --
  Edward A. McGrath, Jr.                        6,078                  *
  N. Stewart Rogers                           336,031(4)            1.16%
CONTINUING DIRECTORS--TERM EXPIRES
 IN 2001
  Jerrold B. Harris                           393,784(5)            1.35%
  Donald P. Nielsen                            23,158                  *
  Dr. Harald J. Schroder                          -- (3)             --
  Walter W. Zywottek                              -- (3)             --
Certain Executive Officers
--------------------------
  Paul J. Nowak                                77,367(6)               *
  David M. Bronson                             51,657(7)               *
  David S. Barth                               43,211(8)               *
  Hal G. Nichter                               47,423(9)               *
  Directors and Executive Officers
   as a group
   (17 persons)                             1,228,136(10)           4.18%
Certain Beneficial Owners
-------------------------
  Merck KGaA                               15,438,274(11)          49.89%
  Darmstadt, Germany
  FMR Corp.
  Boston Massachusets                       1,990,100(12)           6.87%

--------
  *Less than one percent
 (1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $1.00 par value Common Shares, the Corporation's only outstanding class of stock.
 (2) Mr. Bernard disclaims any beneficial interest in 40,500 shares (included in the amounts shown in the above table) owned by his spouse.
 (3) Excludes Common Shares owned by Merck KGaA, as to which the named director disclaims beneficial ownership.
 (4) Mr. N. Stewart Rogers is a trustee of a trust for grandchildren which holds 4,000 shares (included in the amounts shown in the above table).
 (5) Includes 150,000 shares which Mr. Harris had the right to acquire within 60 days of January 31, 1999 through the exercise of options. Also includes 23,760 shares held under the Company's benefit plans and 23,411 shares of restricted stock for which beneficial ownership is based upon sole voting power.
 (6) Includes 68,000 shares which Mr. Nowak had the right to acquire within 60 days of January 31, 1999 through the exercise of options. Also includes 8,539 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
 (7) Includes 47,000 shares which Mr. Bronson had the right to acquire within 60 days of January 31, 1999 through the exercise of options. Also includes 4,157 shares Mr. Bronson held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

 (8) Includes 40,000 shares which Mr. Barth had the right to acquire within 60 days of January 31, 1999 through the exercise of options. Also includes 2,261 shares Mr. Barth held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
 (9) Includes 37,000 shares which Mr. Nichter had the right to acquire within 60 days of January 31, 1999 through the exercise of options. Also includes 8,693 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
(10) Includes 402,000 shares which certain executive officers had the right to acquire within 60 days of January 31, 1999 through the exercise of options. Members of the group shared voting and/or investment power with other persons as to 4,000 of such shares.
(11) Ownership of Common Shares includes shares held by EM Laboratories, Incorporated and Merck Labor GmbH, affiliates of Merck KGaA. Includes 1,089,380 shares Merck KGaA has the right, pursuant to the Standstill Agreement, to acquire in the event employee stock options are exercised to maintain a 49.89% interest in the event VWR issues additional shares.
(12) Ownership of Common Stock as of December 31, 1998, as per Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission. Includes 1,251,200 shares which the beneficial owner has sole investment power but does not have sole or shared voting power.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1984, as amended, requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that all parties subject to
Section 16(a) complied with the filing requirements during the year ended December 31, 1998 except for the late filing of Form 4 for the Executive Officers regarding the issuance of stock options.

                 FEES TO DIRECTORS AND COMMITTEES OF THE BOARD

  Each Non-employee Director receives for services an annual retainer of $15,000, fees of $1,000 for attendance at each Board of Directors meeting ($2,500 if the meeting is held outside a Director's state of residence), fees of $500 for attendance at each Board Committee meeting, and reimbursement of travel expenses in connection with meetings. The Chairman of the Board of Directors receives an annual retainer of $25,000. Each Director who is not also a Company employee or a designee of EML, is entitled, under the Non-Employee Directors' Restricted Stock Plan to choose to be paid the annual retainer for his elected term either in annual cash payments or by means of a grant of restricted Common Shares of the Company, vesting in equal amounts of shares at the end of each year of his elected term. Each member of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $2,000.

  The Corporation's Board of Directors has standing Audit/Pension, Compensation and Nominating Committees. The members of each Committee and the functions performed thereby are outlined below:

  Messrs. Nielsen, McGrath, Kunst, Janssen and Rogers, are members of the AUDIT/PENSION COMMITTEE of which Mr. Rogers is Chairman. The Audit/Pension Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Corporation; reviewing with the Corporation's auditors the scope of the audit; reviewing and recommending corporate accounting policies to the Board of Directors; reviewing reports of independent auditors as to the adequacy of the Corporation's accounting system, controls, and other matters; and reviewing areas of possible conflicts of interest and sensitive payments. The Committee also has the responsibility of general oversight of the administration of the assets of the Company's retirement and pension plans, and of the investment of the funds of such plans; and reviewing and making recommendations to the Board of Directors with respect to the performance of any third parties responsible for the administration and for the investment of funds.

  Messrs. Bernard, Engebrecht, Zywottek, and Dr. Schroder are members of the COMPENSATION COMMITTEE of which Dr. Schroder is Chairman. The Compensation Committee has the responsibility for recommending compensation of officers who are corporate vice presidents and higher; establishing bonus criteria; reviewing annually the operation of all compensation and benefit practices and salary administration procedures; granting of options, except for executive officers, whose grants are made by the Board of Directors; consulting with the Audit/Pension Committee regarding the pension cost effects of trends in compensation; recommending benefit levels in the Corporation's retirement program; and recommending Directors' fees.

  Messrs. Bernard, Nielsen, Honn, Zywottek and Harris (Ex-Officio) are members of the NOMINATING COMMITTEE of which Mr. Bernard is the Chairman. The Nominating Committee has the responsibility for receiving, reviewing, and maintaining files of individuals qualified to be recommended as nominees for election as Directors; reviewing annually the capability of each incumbent Director to continue to serve as Director; recommending to the Board of Directors a list of individuals for nomination for election to the Board of Directors; and recommending individuals for appointment to various committees of the board.

  Shareholder nominations to the Board of Directors must be made in accordance with the procedures set forth in the Bylaws of the Corporation which require, among other things, that nominations must be received not less than 120 days prior to the date which corresponds to the date on which the Corporation mailed its proxy statement for the previous year's Annual Meeting of Shareholders. So long as the Corporation has a "40% Shareholder" (as defined in the Articles of Incorporation), Article IX of the Articles of Incorporation allows Disinterested Directors or persons beneficially owning shares of Voting Stock having a Market Price of $250,000 or more to nominate one or more candidates for election as a Director and to have information relating to such nominees included in the Corporation's proxy statement, and provides that each shareholder of VWR has cumulative voting rights in such election. No such nomination was made for this year's Annual Meeting.

  The Audit/Pension Committee met two times, the Compensation Committee two times, the Nominating Committee one time, and the entire Board of Directors nine times during 1998.

                            EXECUTIVE COMPENSATION

                       Report of Compensation Committee

  The Corporation's executive compensation program is administered by the Compensation Committee ("Committee"), which is composed of four independent, non-employee directors. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for ratification.

  The Corporation maintains the philosophy that compensation of its executive officers (including its Chief Executive Officer) and management should be directly and materially linked to value creation for shareholders. The objective is to make the annual incentive bonus, which rewards executives for meeting financial targets based on the relationship of the Corporation's return on capital to its cost of capital, the largest component of an executive's compensation.

  The Corporation's executive compensation program consists of four components; base salary, annual incentive bonus, long-term equity-based incentive compensation, and the Corporation's contributions to various savings and stock ownership programs. The Committee has not yet deemed it necessary to consider its policy with respect to the possible tax effect on the Corporation, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual.

Base Salary

  Base salary is designed to be competitive, although generally conservative as compared to equivalent positions at comparable companies, such as those that are included in the Wholesale Trade Distributors Index shown in the Performance Graph on page 13. The Corporation's philosophy is to place a relatively greater emphasis on the annual incentive components of compensation.

Annual Incentive Compensation Plan

  The Corporation's Executive Bonus Plan (the "Bonus Plan") provides annual cash and incentive stock awards, which are based upon the relationship of the Corporation's return on "invested capital" to its "cost of capital" (as both terms are defined in the Bonus Plan). Each year the Committee approves bonus targets by salary grade. The Corporation determines an individual's potential bonus award by multiplying that person's target bonus by a factor which is calculated using the percentage which the Corporation's return on invested capital bears to its cost of capital. No bonuses are earned if the Corporation's return on invested capital is less than 60% of its cost of capital. The potential awards may then be adjusted (from zero to 1.5 times the potential award) by an assessment of the executive's performance, which is determined by the Chief Executive Officer based on subjective factors and is subject to the Committee's approval. The Committee assesses the Chief Executive Officer's performance.

  For 1998, the Corporation's pretax cost of capital as calculated in accordance with the Bonus Plan was 15.11%.

  In accordance with the Bonus Plan, bonus awards are paid as follows: an award of up to 150% of a participant's target bonus is paid in cash; any portion of the award in excess of 150% but less than 200% of target is paid in unrestricted stock, and in excess of 200% of target is paid in restricted stock. The Bonus Plan does not take into consideration an executive officer's current stock ownership and options. For 1998, all bonuses were paid in cash in accordance with the Bonus Plan.

Long-Term Incentive Stock Plan

  Additional stock incentives (incentive stock options, non-qualified stock options, and restricted stock grants) have been provided under the 1986 Long-Term Incentive Stock Plan (1986 LTIP) and the 1995 Stock Incentive Plan (1995
SIP). Restricted stock grants under the 1986 LTIP generally vest over four years. Stock options under the 1986 LTIP were awarded with an exercise price equal to the fair market value at the date of grant and have not been repriced. These options generally vest over a seven-year period.

  Stock options under the 1995 SIP are awarded at an exercise price not less than the fair market value at the date of grant. Options awarded executive officers to date vest at the earlier of nine years following issuance of the grant or 50% when the closing price per common share is at a specified price above of the fair market value of the common shares on the date of grant for twenty consecutive days and the remaining 50% when the closing price per common share is at another, higher, specified price above the fair market value of the common shares on the date of grant for twenty consecutive days. Exercise cannot occur within twelve months of the grant date.

  Restricted stock grants and stock options are intended to align an executive's interests with those of shareholders. The Corporation will periodically grant additional stock awards under the 1995 SIP. Such awards are recommended by the Chief Executive Officer and are subject to Committee approval. The size of previous awards and the number of options held are considered by the Committee, but are not determinative.

Other Plans

  The Corporation maintains a 401(k) savings plan and an Employee Stock Ownership Plan (ESOP). Under the 401(k) Plan, the Corporation contributes, in VWR Common Shares only, up to 50% of the first 3% of each employee's earnings as a matching contribution. Under the ESOP, the Corporation allocates VWR Common Shares evenly among all eligible participants, irrespective of salary or position in the Corporation. The ESOP shares vest equally over an employment period of five years, at which point the employee is vested 100% in the plan.

Chief Executive Officer Compensation

  The Committee's objective is to correlate Mr. Harris' remuneration with the performance of the Corporation. The Committee believes Mr. Harris' base salary is average as compared with the salaries of chief executive officers of comparable companies such as those included in the Wholesale Trade Distributors Index referred to above. Mr Harris' base salary for 1998 was increased by approximately 10% from its 1997 level. Mr. Harris also participates in the same Bonus Plan applicable to the other named executive officers.

                                          The Compensation Committee

                                          Dr. Harald J. Schroder, Chairman
                                          James W. Bernard
                                          Richard E. Engebrecht
                                          Walter W. Zywottek

                          Summary Compensation Table

  The Summary compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers, for services rendered in all capacities for the three fiscal years ended December 31, 1998.

                                    Annual
                                 Compensation    Long-Term Compensation
                              ------------------ -----------------------
                                                  Restricted    Shares    All Other
        Name and                                    Stock     Underlying Compensation
   Principal Position    Year Salary($) Bonus($) Awards($)(1)  Options      ($)(2)
   ------------------    ---- --------- -------- ------------ ---------- ------------
Jerrold B. Harris....... 1998 $369,170  $289,751     --         80,000     $18,617
 President and Chief     1997  340,020   350,677     --            --       18,286
 Executive Officer       1996  331,020   140,162     --            --       18,177
Paul J. Nowak........... 1998  210,000   109,172     --         60,000      15,910
 Executive Vice          1997  165,000    97,284     --            --       14,972
 President
                         1996  150,000    55,094     --            --       15,587
David M. Bronson........ 1998  166,020    81,369     --         50,000      14,320
 Senior Vice President   1997  155,010    91,297     --            --       14,512
 Finance,
 Chief Financial Officer 1996  150,000    45,984     --            --       15,347
 and Corporate Secretary
David S. Barth.......... 1998  170,040    90,410     --         50,000      17,707
 Senior Vice President   1997  160,020    93,542     --            --       15,913
                         1996  150,000    51,190     --            --       15,396
Hal G. Nichter.......... 1998  175,855   103,971     --         50,000      13,720
 Senior Vice President   1997  157,093    93,542     --            --       13,663
                         1996  150,000    52,925     --            --       13,852

--------
(1) Mr. Harris holds 23,411 unvested restricted stock awards with a value of $406,766 as of December 31, 1998.
(2) Includes Company matching contributions to the Investor Tax Savings Plan and Company automobile allowance. The following named executive officers received Company automobile benefits: Mr. Harris, $13,508 in 1998, $13,508 in 1997, and $13,527 in 1996; Mr. Nowak, $13,508 in 1998, $13,508 in 1997,
    and $13,527 in 1996; Mr. Bronson, $13,508 in 1998, $13,508 in 1997, and
    $13,491 in 1996; Mr. Barth, $14,153 in 1998, $14,153 in 1997, and $14,236
    in 1996; Mr. Nichter, $13,508 in 1998, $13,508 in 1997, and $13,527 in
    1996.

                       Option Grants in Last Fiscal Year

  The following table contains information concerning the grant of stock options made during fiscal 1998 under the Company's 1995 SIP to the named executive officers.

                                           % to Total
                                            Options
                         Shares Underlying  Granted                                       Grant Date
                           Option Grant      Value         Exercise                         Present
          Name                (#)(1)        Realized  Price($/Share) (2) Expiration Date Value ($) (3)
          ----           ----------------- ---------- ------------------ --------------- -------------
Jerrold B. Harris.......      80,000         6.11%          $32.13        May 10, 2008    $1,789,600
Paul J. Nowak...........      60,000         4.59%           32.13        May 10, 2008     1,342,200
David M. Bronson........      50,000         3.82%           32.13        May 10, 2008     1,118,500
David S. Barth..........      50,000         3.82%           32.13        May 10, 2008     1,118,500
Hal G. Nichter..........      50,000         3.82%           32.13        May 10, 2008     1,118,500

--------
(1) Options have a ten-year term and vest at the earlier of nine years following the issuance of the grant or 50% when the closing price per common share is at least $45 per share for twenty consecutive days and the remaining 50% when the closing price per common share is at least $51 for twenty consecutive days.
(2) The exercise price is the market price of the Company's common shares on the date the options were granted.
(3) The "grant date present value" is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, the executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on date the option is exercised, so there is no assurance the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by the Company are as follows: (i) expected volatility of 68.3%, (ii) risk-free interest rate of 5.3%, and (iii) expected life of seven years. No assumptions were made regarding dividend yields, nontransferability or risk of forfeiture. The assumptions chosen materially impact the resulting valuations.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

  The following summary table details stock option exercises for the named executive officers during 1998, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1998, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of common shares.

                                                                                 Value of Unexercised
                                                       Number of Unexercised     In-The-Money Options
                                                       Options at FY-End (#)         at FY-End($)
                                                     ------------------------- -------------------------
                         Shares Acquired    Value
          Name           on Exercise (#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Jerrold B. Harris.......      4,170       $ 93,020     150,000      80,000     $1,101,300     $    0
Paul J. Nowak...........        522         11,644      66,000      64,000        372,900      5,500
David M. Bronson........      3,000         48,000      47,000      50,000        252,625          0
David S. Barth..........     10,000        226,250      40,000      50,000        215,000          0
Hal G. Nichter..........     15,000        340,313      34,000      56,000        146,750      8,250

Defined Benefit Retirement Plan

  The table below shows the estimated annual benefits payable on retirement under VWR's Retirement Plan ("Plan") to persons in specified compensation and years-of-service classifications. The table applies to benefits payable on or after January 1, 1999. The retirement benefits shown are based upon retirement at normal retirement age.

   Highest Average Annual
   Compensation During Any              Years of Service
      Consecutive Five       ---------------------------------------
     Years of Employment       15      20      25      30      35
   -----------------------   ------- ------- ------- ------- -------
      $100,000               $23,528 $31,370 $39,213 $47,055 $51,761
       150,000                36,653  48,870  61,088  73,305  80,636
       200,000                49,778  66,370  82,963  99,555 109,511
       250,000                62,903  83,870 104,838 125,805 138,386
       300,000                76,028 101,370 126,713 152,055 167,261
       350,000                89,153 118,870 148,588 178,305 196,136
       400,000               102,278 136,370 170,463 204,555 225,011
       450,000               115,403 153,870 192,338 230,805 253,886
       500,000               128,528 171,370 214,213 257,055 282,761
       550,000               141,653 188,870 236,088 283,305 311,636
       600,000               154,778 206,370 257,963 309,555 340,511

  With certain exceptions, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $130,000. Additionally, Section 401 of the Internal Revenue Code limits compensation which must be taken into account in providing benefits under qualified plans to an annual limit of $160,000. The Board of Directors, upon the recommendation of the Compensation Committee, has authorized the establishment of supplemental benefits for executive officers to whom the limits of Sections 415 and 401 apply, or will apply in the future so that these executive officers will obtain retirement benefits comparable to other retirement plan participants not impacted by the Sections 415 and 401 limits.

  Under the terms of the agreement by which Momentum was spun off by the Corporation (in 1990), the Corporation has agreed to pay two-thirds of all supplemental benefits payable to Richard E. Engebrecht and PrimeSource (successor to Momentum by merger) will pay the remaining one-third.

The Corporation has guaranteed payment of the one-third payable by PrimeSource and PrimeSource has guaranteed payment of the two-thirds payable by the Corporation.

  Compensation of executive officers for purposes of the Plan includes salaries and bonuses as reported in the "Summary Compensation" table on page 9, above. The following are the approximate years of credited service (rounded to the nearest year) of the persons named in that table under the Plan. J. Harris, 35; P. Nowak, 22; D. Bronson, 3; D. Barth, 3; H. Nichter, 6.

  Compensation of all non-executive officer employees for purposes of the Plan includes salaries, commissions, and bonuses. All regular, full-time employees not members of a collective bargaining unit (except for bargaining units participating in all Corporation benefits), are eligible to participate in the Plan.

Agreements With Certain Officers

  On September 15, 1995, as a condition to the Common Share and Debenture Purchase Agreement between VWR and EML, the Corporation entered into a five-year employment agreement with Mr. Harris. This agreement replaced a previous agreement which included change of control provisions. During the employment period, Mr. Harris' base salary and bonus will be determined by the Compensation Committee at its own discretion. In addition, the Corporation has issued and granted to Mr. Harris 42,566 of the Corporation's common shares as a restricted stock award. The restricted stock award vests based upon the following schedule: 15% vests on the succeeding anniversary date of the agreement through and including the fourth anniversary date of the employment agreement and the remaining 40% will vest on the fifth anniversary date of the employment agreement. If the Company were to terminate Mr. Harris without cause (as defined), Mr. Harris would be paid beginning on the date of termination and ending on the fifth anniversary of the date of the agreement, at an annual rate equal to the greater of (i) the sum of Mr. Harris' most-recent annual salary plus most-recent annual bonus or (ii) the average salary and bonus earned by Mr. Harris during the term of the employment agreement. In addition, effective upon any such termination, Mr. Harris would become fully vested in the restricted stock award.

  The estimated amount payable over the remaining term of the employment agreement in the event the Company were to terminate Mr. Harris' employment without cause would be approximately $1,126,000.

  The Corporation is party to a change of control agreement (the "Agreement") with one of its current executive officers, Paul J. Nowak. The Agreement provides that Mr. Nowak would continue to receive compensation if his employment is terminated (voluntarily or involuntarily) for any reason other than gross misconduct, death, disability, or reaching age 65, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Corporation. The term of the compensation period decreases to a minimum of 12 months during the 24 months following the change of control. The compensation would be paid at a rate equal to Mr. Nowak's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than Mr. Nowak's average compensation for the preceding three calendar years, and is subject to reduction if the aggregate present value of all payments would exceed three times Mr. Nowak's "annualized includable compensation," as defined in Section 280G of the Internal Revenue Code, for the Executive's most recent five taxable years. Mr. Nowak would also continue to have "employee" status for the compensation period and would be entitled to retain most employee benefits and rights during this period.

  The estimated aggregate amounts presently payable in the event the Corporation's obligations under the Agreement were triggered (assuming Mr. Nowak receives payments for the maximum 24-month period) would be $620,000. The foregoing does not include the value of any employee benefits which might be payable to Mr. Nowak during the compensation period.

  Although the Corporation believes that the compensation or other benefits payable or vesting upon Mr. Nowak's termination should not constitute "golden parachute payments" under the Internal Revenue Code, the Agreement does provide for indemnification against excise taxes payable by Mr. Nowak in the event of such a determination. The Corporation may cease payments in the event Mr. Nowak breaches certain noncompetition or confidentiality covenants. The Corporation also has the right to terminate the Agreement upon a one-year notice, except as to rights accruing as a result of an event which has triggered the change of control provisions of the Agreement. The Board of Directors believes that the terms and conditions of the Agreement are in the best interest of the Corporation.

                               Performance Graph

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG VWR SCIENTIFIC PRODUCTS CORPORATION,
             MEDIA GENERAL COMPOSITE INDEX AND A PEER GROUP INDEX

                   Fiscal Years Ending Dec. 31, 1993 - 1998
                     Assumes $100 Invested on Jan. 1, 1994
                          Assumes Dividend Reinvested




                       [Performance Graph Appears Here]
                        1992       1993     1994     1995     1996     1997
VWR SCIENTIFIC PROD.    $100     $ 92.63  $ 67.61  $107.70  $134.87  $227.47
MEDIA GENERAL INDEX*     100      114.79   113.84   147.60   178.25   231.46
PEER GROUP INDEX**       100      120.07   125.16   148.85   165.65   187.33
--------
 * The Media General Composite Index is a broad market index of 7,000 NASDAQ, NYSE and AMEX issues.
** This index consists of Wholesale Trade Distributors: Durable Goods
   (Standard Industry Code 50) and Nondurable Goods. (Standard Industry Code
   51), and has been prepared by and is available from Media General, P.O. Box 85333, Richmond, VA, 23293.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP as independent auditors for the Corporation for the year ending December 31, 1999. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of independent auditors will be selected as independent auditors by the Board of Directors. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP.

                         PROPOSALS OF SECURITY HOLDERS

  Under Securities and Exchange Commission rules and the Corporation's Bylaws, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 2000 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received by the Corporation not later than December 9, 1999. The timing and procedure with respect to the submission by shareholders of nominees for Directors are discussed in this Proxy Statement under the caption "FEES TO DIRECTORS AND COMMITTEES OF THE BOARD."

                                OTHER BUSINESS

  The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented at the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   /s/ David M. Bronson

                                                     DAVID M. BRONSON
                                               Senior Vice President Finance
                                                  Chief Financial Officer
                                                  and Corporate Secretary

PROXY

                  [VWR SCIENTIFIC PRODUCTS LOGO APPEARS HERE]
                              1310 GOSHEN PARKWAY
                            WEST CHESTER, PA 19380

     The undersigned hereby appoints Jerrold B. Harris and David M. Bronson, or either of them, each with full power of substitution and revocation, as Proxies to vote, as designated below, all Common Shares of VWR Scientific Products Corporation which the undersigned would be entitled to vote if personally present at the Annual meeting of the Corporation to be held at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on May 1, 1999 and at any adjournments thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR the nominees listed in Item 1 on the reverse side hereof (in equal amounts or cumulatively as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such person(s) as may be recommended by the Board of Directors; FOR the proposal set forth in Item 2; FOR the proposal set forth in Item 3, and, in the Proxies' discretion, upon such other business as may properly come before the Annual Meeting and any adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote at said Annual Meeting and any adjournments thereof.

                                    (Continued and to be signed on reverse side)


                             FOLD AND DETACH HERE

                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark your votes like this in black or blue ink [X]

1. ELECTION OF DIRECTORS:

   FOR all nominees listed to the left (except as marked to the contrary) [ ]

   WITHHOLD AUTHORITY to vote for all nominees listed to the left [ ]

   James W. Bernard;                 FOR          AGAINST
                                     [ ]            [ ]

   Richard E. Engebrecht;            FOR          AGAINST
                                     [ ]            [ ]

   Dieter Janssen,                   FOR          AGAINST
                                     [ ]            [ ]

   Stephen J. Kunst                  FOR          AGAINST
                                     [ ]            [ ]

                      ----------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.


2. PROPOSAL: Ratification of the selection of       FOR    AGAINST     ABSTAIN
   Ernst & Young LLP as independent auditors        [ ]      [ ]         [ ]
   for the year ending December 31, 1999.

3. To vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

   *INSTRUCTIONS: To withhold authority to vote for any individual nominee, or to cumulate your votes for any such nominee(s), so indicate in the space provided below.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                            DATE              , 1999
            ------------------------------------------      --------------

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.